                                                                 Exhibit (h)(17)


              SHAREHOLDERS' SERVICING AND TRANSFER AGENT AGREEMENT

     Agreement made as of this 22nd day of July, 2002, between each of the Massachusetts business trusts listed on Appendix I hereto (as the same may from time to time be amended to add one or more additional investment companies advised by an affiliate of Columbia Management Group, Inc. ("CMG") or to delete one or more of such trusts), each of such trusts acting severally on its own behalf and not jointly with any of such other trusts (each of such trusts being hereinafter referred to as the "Trust"), and Liberty Funds Services, Inc. ("LFS") a Massachusetts corporation. Each Trust may offer an unlimited number of separate investment series (Funds), each of which may have multiple classes of shares. "Fund" shall be substituted for "Trust" in the Agreement except when not applicable in context.

     WHEREAS, the Trust is a registered investment company and desires that LFS perform certain services for the Trust; and

     WHEREAS, LFS is willing to perform such services upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

     1. APPOINTMENT. The Trust hereby appoints LFS to act as Transfer Agent, Dividend Disbursing Agent and Shareholders' Servicing Agent for the Trust and as agent for the Trust's shareholders in connection with the shareholder plans described in the Prospectus, and LFS accepts such appointments and will perform the respective duties and functions of such offices in the manner hereinafter set forth.

     2. COMPENSATION. The Trust shall pay to LFS for its services rendered and its costs incurred in connection with the performance of its duties hereunder, such compensation and reimbursement as may from time to time be approved by vote of the Trustees of the Trust.

     Schedule A attached hereto sets forth the compensation and reimbursement arrangements to be effective July , 2002 and the treatment of all interest earned with respect to balances in the accounts maintained by LFS with the Trust's custodian (the "Custodian"), referred to in paragraphs 6, 10 and 11 hereof, net of any charges by the Custodian in connection with such accounts, and all interest earned with respect to balances in the accounts maintained by Liberty Funds Distributor, Inc. (the "Distributor"), a subsidiary of CMG, in connection with the sale and redemption of shares of the Trust, net of any charges by the bank in connection with such accounts.

     3. COPIES OF DOCUMENTS. The Trust will furnish LFS with copies of the following documents: the Agreement and Declaration of Trust of the Trust and all amendments thereto; the By-Laws of the Trust, as amended from time to time; and the Trust's Registration Statement as in effect on the date hereof under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and all amendments or supplements thereto hereafter filed. Each Prospectus and Statement of Additional Information contained in such Registration Statement, as from time to time amended and supplemented, together are herein collectively referred to as the "Prospectus."

     4. SHARE CERTIFICATES. Unless the Trustees of the Trust shall have resolved that all of the Trust's shares of beneficial interest, or all of the shares of a particular series or class of such shares, shall be issued in uncertificated form, LFS shall maintain a sufficient supply of blank share certificates representing such shares, in the form approved from time to time by the Trustees of the Trust. Such blank share certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Trust, and shall bear the seal or facsimile thereof of the Trust; and not withstanding the death, resignation or removal of any officer of the Trust authorized to sign such share certificates, LFS may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Trust.

     5. LOST OR DESTROYED CERTIFICATES. In case of the alleged loss or destruction of any share certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to LFS an affidavit of loss or non-receipt by the holder of shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to LFS and the Trust issued by a surety company satisfactory to LFS.

     6. RECEIPT OF FUNDS FOR INVESTMENT. LFS will maintain one or more accounts with the Custodian, into which it will deposit funds payable to LFS as agent for, or otherwise identified as being for the account of, the Trust or the Distributor, prior to crediting such funds to the respective accounts of the Trust and the Distributor. Thereafter, LFS will determine the amount of any such funds due the Trust (equal to the number of Trust shares sold by the Trust computed pursuant to paragraph 7 hereof, multiplied by the net asset value of Trust share next determined after receipt of such purchase order) and the Distributor (equal to the sales charge applicable to such sale, computed pursuant to paragraph 9 hereof), respectively, deposit the portion due the Distributor in its account with such bank as may from time to time be designated by the Distributor, deposit the net amount due the Trust in its account with the Custodian, notify the Distributor and the Custodian, respectively, (such notification to the Distributor to include the amount of such sales charge to be remitted by the Distributor to the dealer participating in the sale, calculated pursuant to paragraph 9 hereof) of such deposits, such notification to be given as soon as practicable on the next business day stating the total amount deposited to said accounts during the previous business day. Such notification shall be confirmed in writing.

     7. SHAREHOLDER ACCOUNTS. Upon receipt of any funds referred to in paragraph 6 hereof, LFS will compute the number of shares purchased by the shareholder according to the net asset value of Trust shares next determined after such receipt less the applicable sales charge, calculated pursuant to paragraph 9 hereof, and:

          (a) In the case of a new shareholder, open and maintain an open account for such shareholder in the name or names set forth in the subscription application form;

          (b) Unless the Trustees of the Trust have resolved that all of the Trust's shares of beneficial interest, or all of the shares of a particular series or class, shall be issued in uncertificated form, and if specifically requested in writing by the shareholder, countersign, issue and mail, by first class mail, to the shareholder at his or her address as set forth in a share certificate for full shares purchased;

          (c) Send to the shareholder a confirmation indicating the amount of full and fractional shares purchased (in the case of fractional shares, rounded to three decimal places) and the price per share; and

          (d) In the case of a request to establish an accumulation plan, withdrawal plan, group plan or other plan or program being offered by the Trust's Prospectus, open and maintain such plan or program for the shareholder in accordance with the terms thereof;

all subject to any reasonable instructions which the Distributor or the Trust may give to LFS with respect to rejection of orders for shares.

     8. UNPAID CHECKS. In the event that any check or other order for payment of money on the account of any shareholder or new investor is returned for any reason, LFS will:

          (a)  Give prompt notification to the Distributor of such non-payment;
and

          (b) Take such other steps, including imposition of a reasonable processing or handling fee, as LFS may, in LFS's discretion, deem appropriate, or as the Trust of the Distributor may instruct LFS.

     9. SALES CHARGE. In computing the number of shares to credit to the account of a shareholder pursuant to paragraph 7 hereof, LFS will calculate the total of the applicable Distributor and representative sales charges, commission or other amount, with respect to each purchase as set forth in the Prospectus and in accordance with any notification filed with respect to combined and accumulated purchases; LFS will also determine the portion of each sales charge, commission or other amount, payable by the Distributor to the dealer or other amount, payable by the Distributor to the dealer participating in the sale in accordance with such schedules as are from time to time delivered by the Distributor to LFS.

     10. DIVIDENDS AND DISTRIBUTIONS. The Trust will promptly notify LFS of the declaration of any dividends or distribution with respect to Trust shares, the amount of such dividend or distribution, the date each such dividend or distribution shall be paid, and the record date for determination of shareholders entitled to receive such dividend or distribution. As Dividend Disbursing Agent, LFS will, on or before the payment date of any such dividend or distribution notify the Custodian of the estimated amount of cash required to pay such dividend or distribution, and the Trust agrees that on or before the mailing date of such dividend or distribution it will instruct the Custodian to make available to LFS sufficient funds therefor in the dividend and distribution account maintained by LFS with the Custodian. As Dividend Disbursing Agent, LFS will prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and, in the case of shareholders entitled to receive additional shares by reason of any such dividend or distribution, LFS will make appropriate credits to their accounts and prepare and mail to shareholders a confirmation statement and, if required, a certificate in respect of such additional shares.

     11. REPURCHASE AND REDEMPTIONS. LFS will receive and stamp with the date of receipt all certificates and requests delivered to LFS for repurchase or redemption of shares and LFS will process such repurchases as agent for the Distributor and such redemptions as agent for the Trust as follows:

          (a) If such certificate or request complies with standards for repurchase or redemption approved from time to time by the Trust, LFS will, on or prior to the seventh calendar day succeeding the receipt of any such request for repurchase or redemption in good order, deposit any contingent deferred sales charge ("CDSC") due the Distributor in its account with such bank as may from time to time be designated by the Distributor and pay to the shareholder from funds deposited by the Trust from time to time in the repurchase and redemption account maintained by LFS with the Custodian, the appropriate repurchase or redemption price, as the case may be, as set forth in the Prospectus;

          (b) If such certificate or request does not comply with said standards for repurchase or redemption as approved by the Trust, LFS will promptly notify the shareholder of such fact, together with the reason therefor, and shall effect such repurchase or redemption at the price in effect at the time of receipt of documents complying with said standards, or, in the case of a repurchase, at such other time as the Distributor, as agent for the Trust, shall so direct; and

          (c) LFS shall notify the Trust and the Distributor as soon as practicable on each business day of the total number of Trust shares covered by requests for repurchase or redemption which were received by LFS in proper form on the previous business day, and shall notify the Distributor of deposits to its account with respect to any CDSC, such notification to be confirmed in writing.

     12. SYSTEMATIC WITHDRAWAL PLANS. LFS will administer systematic withdrawal plans pursuant to the provisions of withdrawal orders duly executed by shareholders and the Trust's Prospectus. Payments upon such withdrawal orders shall be made by LFS from the appropriate account maintained by the Trust with the Custodian. Prior to the payment date LFS will withdraw from a shareholder's account and present for repurchase or redemption as many shares as shall be sufficient to make such withdrawal payment pursuant to the provisions of the shareholder's withdrawal plan and the Prospectus.

     13. LETTERS OF INTENT AND OTHER PLANS. LFS will process such letters of intent for investing in shares as are provided for in the Prospectus, and LFS will act as escrow agent pursuant to the terms of such letters of intent duly executed by shareholders. LFS will make appropriate deposits to the account of the Distributor for the adjustment of sales charges as therein provided and will currently report the same to the Distributor, it being understood, however, that computations of any adjustment of sales charge shall be the responsibility of the Distributor or the Trust. LFS will process such accumulation plans, group programs and other plans or programs for investing in shares as are provided for in the Prospectus. In connection with any such plan or program, and with withdrawal plans described in paragraph 12 hereof, LFS will act as plan agent for shareholders and in so acting shall not be the agent of the Trust.

     14. TAX RETURNS AND REPORTS. LFS will prepare, file with the Internal Revenue Service and any other federal, state or local governmental agency which may require such filing, and, if required, mail to shareholders such returns for reporting dividends and distributions paid by the Trust as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, and LFS will withhold such sums as are required to be withheld under applicable Federal and state income tax laws, rules and regulations.

     15. RECORD KEEPING. LFS will maintain records, which at all times will be the property of the Trust and available for inspection by the Trust and Distributor, showing for each shareholder's account the following:

          (a) Name, address and United States taxpayer identification or Social Security number, if provided (or amounts withheld with respect to dividends and distributions on shares if a taxpayer identification or Social Security number is not provided);

          (b) Number of shares held and number of shares for which certificates have been issued;

          (c) Historical information regarding the account of each shareholder, including dividends and distributions paid, if any, and the date and price for all transactions on a shareholder's account;

          (d) Any stop or restraining order placed against a shareholder's account;

          (e) Information with respect to withholdings of taxes on dividends paid to foreign accounts; and

          (f) Any instruction as to letters of intent, record address, and any correspondence or instructions relating to the current maintenance of a shareholder's account.

In addition, LFS will keep and maintain on behalf of the Trust all records which the Trust or LFS is required to keep and maintain pursuant to any applicable statute, rule or regulation, including without limitation, Rule 31(a)-1 under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder. LFS shall be obligated to maintain at its expense only those records necessary to carry out its duties hereunder and the remaining records will be preserved at the Trust's expense for the periods prescribed by law.

     16. OTHER INFORMATION FURNISHED. LFS will furnish to the Trust and the Distributor such other information, including shareholder lists and statistical information as may be agreed upon from time to time between LFS and the Trust. LFS shall notify the Trust of any request or demand to inspect the share records books of the Trust and will act upon the instructions of the Trust as to the permitting or refusing such inspection.

     17. SHAREHOLDER INQUIRIES. LFS will respond promptly to written correspondence from shareholders, registered representatives of broker-dealers engaged in selling Trust shares, the Trust and the Distributor relating to its duties hereunder, and such other correspondence as may from time to time be mutually agreed upon between LFS and the Trust. LFS also will respond to telephone inquiries from shareholders with respect to existing accounts.

     18. COMMUNICATIONS TO SHAREHOLDERS AND MEETINGS. LFS will determine all shareholders entitled to receive, and will address and mail all communications by the Trust to its shareholders, including quarterly and annual reports to shareholders, proxy material for meetings of shareholders and periodic communications to shareholders. LFS will receive, examine and tabulate return proxy cards for meetings of shareholders and certify the vote to the Trust.

     19. INSURANCE. LFS will not reduce or allow to lapse any of its insurance coverage from time to time in effect, including but not limited to Errors and Omissions, Fidelity Bond and Electronic Data Processing coverage, without the prior written consent of the Trust.

     20. DUTY OF CARE AND INDEMNIFICATION. LFS will at all times use reasonable care and act in good faith in performing its duties hereunder. LFS will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including without limitation, acts of civil or military authority, national or state emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

     LFS may rely on certifications of the Secretary, any Assistant Secretary, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust as to proceedings or facts in connection with any action taken by the shareholders or Trustees of the Trust, and upon instructions not inconsistent with this Agreement from the President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust. LFS may apply to counsel for the Trust, at the Trust's expense, or to its own counsel for advice whenever it deems expedient. With respect to any action taken on the basis of such certifications or instructions or in accordance with the advice of counsel for instructions or in accordance with the advice of counsel for the Trust, the Trust will indemnify and hold harmless LFS from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses).

     The Trust will indemnify LFS against and hold LFS harmless from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) in respect to any claim, demand, action or suit not resulting from LFS's bad faith or negligence and arising out of, or in connection with, its duties on behalf of the Trust under this Agreement.

     LFS shall also be indemnified and held harmless by the Trust against any loss, claim, damage, liability and expenses (including reasonable counsel fees and expenses) by reason of any act done by it in good faith and in reliance upon any instrument or certificate for shares believed by it (a) to be genuine and
(b) to be signed, countersigned or executed by any person or persons authorized to sign, countersign, or execute such instrument or certificate.

     In any case in which a party to this Agreement may be asked to indemnify or hold harmless the other party hereto, the party seeking indemnification shall advise the other party of all pertinent facts concerning the situation giving rise to the claim or potential claim for indemnification, and each party shall use reasonable care to identify and notify the other promptly concerning any situation which presents or appears likely to present a claim for indemnification.

     21. EMPLOYEES. LFS is responsible for the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others caused by such agents or employees. LFS assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

     LFS shall maintain at its own expense insurance against public liability in a reasonable amount.

     22. RENEGOTIATION OF COMPENSATION. LFS agrees that if it provides services comparable to those contemplated by this Agreement to any other investment company or group of companies on terms and conditions more favorable than the terms and conditions applicable under this Agreement or in the event CMA sells or licenses the CTRAN system to parties other than investment companies advised by CMA that are parties to this Agreement, the parties hereto agree to negotiate in good faith as to whether some adjustment in the compensation arrangement hereunder might be appropriate. LFS and CMA agree to notify the Trustees of the Trust of any plans to provide shareholder servicing and transfer agent services to other investment companies or to sell or lease the CTRAN system and will disclose to such Trustees all information concerning the terms and conditions on which such services will be provided or such sale or license is to be made.

     23. USE OF AFFILIATED COMPANIES AND SUBCONTRACTORS. In connection with the services to be provided by LFS under this Agreement, LFS may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of
(I) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by LFS, provides that LFS shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. Except as otherwise provided in paragraph 4 herein, all costs and expenses associated with services provided by any such third parties shall be borne by LFS or such parties.

     24. TERMINATION. This Agreement shall continue indefinitely until terminated by not less than ninety (90) days' written notice given by the Trust to LFS or, by six (6) months written notice given by LFS to the Trust. Upon termination hereof, the Trust shall pay such compensation as may be due to LFS as of the date of such termination.

     25. SUCCESSORS. In the event that in connection with termination of this Agreement a successor to any of LFS's duties or responsibilities hereunder is designated by the Trust by written notice to LFS, LFS shall promptly at the expense of the Trust, transfer to such successor, a certified list of the shareholders of the Trust (with name, address and taxpayer identification or Social Security number), and historical record of the account of each shareholder and the status thereof, all other relevant books, records, correspondence and other data established or maintained by LFS under this Agreement in form reasonably acceptable to the Trust (if such form differs from the form in which LFS has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from LFS's personnel in the establishment of books, records and other data by such successor. LFS shall be entitled to reasonable compensation and reimbursement of its out-of-pocket expenses in respect of assistance provided in accordance with the preceding sentence. Also, in the event of the termination of this Agreement, to the extent permitted by the agreements or licenses described below, LFS shall, if requested by the Trustees of the Trust, assign to any entity wholly owned, directly or indirectly, by CMG or by the funds distributed by the Distributor collectively, or any of them, all of their rights under any existing agreements to which it is a party and pursuant to which it has a right to have access to data processing capability in connection with the services contemplated by this Agreement and under any licenses to use third-party software in connection therewith, and in connection with such assignment shall grant to the assignee an irrevocable right and license or sublicenses, on a non-exclusive basis, to use any software used in connection therewith and, on an exclusive basis, any proprietary rights or interest which it has under such agreements or licenses.

     26. MISCELLANEOUS. This Agreement shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts.

     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of the instrument are not binding upon any of the Trustees or officers or shareholders individually, but binding only upon the assets and property of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                      THE TRUSTS LISTED ON APPENDIX I


                      ------------------------------------
                      By:
                      Title:

                      LIBERTY FUNDS SERVICES, INC.


                      ------------------------------------
                      By:
                      Title:

                                   SCHEDULE A

Terms used in the Schedule and not defined herein shall have the meaning specified in the SHAREHOLDERS' SERVICING AND TRANSFER AGENT AGREEMENT dated
July , 2002, and as amended from time to time (the "Agreement"). Payments under the Agreement to LFS shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred. This Schedule A shall be effective as of July , 2002.

     1. Each Fund that is a series of the Trust shall pay LFS for the services to be provided by LFS under the Agreement an amount equal to the sum of the following:

          (a)  The Fund's Share of LFS Compensation
               PLUS
          (b) The Fund's Allocated Share of LFS Reimbursable Out-of-Pocket Expenses.

In addition, LFS shall be entitled to retain as additional compensation for its services all LFS revenues for Distributor Fees, fees for wire, telephone, redemption and exchange orders, IRA trustee agent fees and account transcripts due LFS from shareholders of any Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.

          2. All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Fund's independent accountants.

          3.   DEFINITIONS

               "ALLOCATED SHARE" for any month means that percentage of LFS Reimbursable Out-of-Pocket Expenses which would be allocated to the Fund for such month in accordance with the methodology described in Exhibit 1 hereto.

               "LFS REIMBURSABLE OUT-OF-POCKET EXPENSES" means (i) out-of-pocket expenses incurred on behalf of the Fund by LFS for stationery, forms, postage and similar items, (ii) networking account fees paid to dealer firms by LFS on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation's networking system, which fees are approved by the Trustees from time to time and (iii) fees paid by LFS or its affiliates to third-party dealer firms or transfer agents that maintain omnibus accounts with a Fund in respect of expenses similar to those referred to in clause (i) above, to the extent the Trustees have approved the reimbursement by the Fund of such fees.

               "DISTRIBUTOR FEES" means the amount due LFS pursuant to any agreement with the Fund's principal underwriter for processing, accounting and reporting services in connection with the sale of shares of the Fund.

               "FUND" means each of the open-end investment companies advised or administered by CMA that are series of the Trusts which are parties to the Agreement.

               "FUND'S SHARE OF LFS COMPENSATION" for any month means 1/12 of the following applicable percentage of the average daily closing value of the total net assets of such Fund for such month:

Agreed:

EACH TRUST ON BEHALF OF EACH FUND DESIGNATED
         IN APPENDIX I FROM TIME TO TIME



By:      __________________________________________


LIBERTY FUNDS SERVICES, INC.


By:      ________________________________________

                                    EXHIBIT 1

                          METHODOLOGY OF ALLOCATING LFS
                       REIMBURSABLE OUT-OF-POCKET EXPENSES


1. LFS Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

     A.   Identifiable           Based on actual services performed and
                                 invoiced to a Fund.

     B.   Unidentifiable         Allocation will be based on three
                                 evenly weighted factors.

                                      -    number of shareholder accounts

                                      -    number of transactions

                                      -    average assets

1.   APPENDIX I



                                       11